Exhibit 10.4

LA JOLLA	LA JOLLA COVE INVESTORS, INC. 1795 UNION STREET, 3rd FLOOR SAN FRANCISCO, CALIFORNIA 94123 TELEPHONE: (415) 409-8703 FACSIMILE: (415) 409-8704 E-MAIL: LJCI@PACBELL.NET www.ljcinvestors.com	SAN FRANCISCO

July 28, 2004

Andrew Benson, President

Datameg Corp.

P.O. Box 130145

Boston, MA 02113

Dear Andrew:

As you know, La Jolla Cove Investors, Inc. (“LJCI”) owns approximately 13,725,000 shares of Datameg Corp. (“Datameg”) restricted stock.

1.             Datameg Corp. agrees to include all Datameg shares owned by LJCI in the current registration statement (“Registration Statement”) filed by Datameg Corp. on February 27, 2004. If LJCI is included in the Registration Statement and the Registration Statement is declared effective by the Securities and Exchange Commission prior to January 1, 2005, LJCI shall pay Datameg the sum of $125,000 when all of the following three conditions are met:

(a)           the Registration Statement is declared effective (the “Effective Date”);

(b)           the Office of the Secretary of the SEC (202-942-7070) confirms by telephone that the SEC has not issued any stop orders with respect to the Registration Statement; and

(c)           Datameg furnishes to LJCI a signed writing certifying that Datameg has not and will not direct its transfer agent to halt trading of LJCI’s shares of Datameg common stock registered under the Registration Statement.

Provided however, LJCI shall not be obligated to pay Datameg the $125,000 amount if (1) Datameg’s common stock closes below $0.05 at anytime before the Effective Date and (2) LJCI notifies Datameg (with a copy to Datameg’s counsel, Duane Morris LLP, attention: Lance A. Kawesch, fax 617-289-9201) that LJCI no longer wishes to have Datameg register LJCI’s shares of Datameg common stock (a “Cancellation Notice”).  LJCI may not issue a Cancellation Notice unless, before the Effective Date, Datameg’s common stock closes below $0.05.  Paragraphs 2 to 8 inclusive below apply only if LJCI has not issued a Cancellation Notice.

2.             Approximately five business days before the estimated Effective Date, and in no event later than August 9, 2004, LJCI shall deposit the sum of $125,000 with the law firm of Duane Morris LLP, which shall be authorized to release the funds to Datameg upon notification by Duane Morris LLP to LJCI that (a) the Registration Statement containing LJCI’s Datameg shares has been declared effective prior to August 25, 2004 and (b) the conditions listed in paragraph 1 above are satisfied.  LJCI acknowledges that Duane Morris LLP will deposit these funds in an IOLTA non-interest bearing account.

3.             If (a) the Registration Statement is not declared effective by August 25, 2004 or (b) the conditions listed in paragraph 1 above are not satisfied by August 25, 2004, Duane Morris LLP shall, upon the request of LJCI by fax (617-289-9201) or electronic mail (lakawesch@duanemorris.com), or at any earlier time determined by Duane Morris LLP, immediately return the $125,000 to LJCI.

4.             Unless LJCI has issued a Cancellation Notice, Datameg shall still be obligated to include all Datameg shares owned by LJCI in the Registration Statement and, upon the Registration Statement being declared effective by the SEC prior to January 1, 2005, LJCI shall pay Datameg the sum of $125,000.   However, if LJCI has issued a Cancellation Notice, LJCI will not be obligated to pay the $125,000 to Datameg and Datameg will not be obligated to include any shares of Datameg common stock owned by LJCI in the Registration Statement.

5.             So long as LJCI owns any Datameg stock, LJCI agrees that neither LJCI nor its affiliates shall at anytime (a) engage in any short sales of, or sell put options or similar instruments with respect to, Datameg’s stock or (b) sell any shares of Datameg common stock after 3:30 pm Eastern Time on any trading day.

6.             In the disposition of its Datameg stock under the Registration Statement, LJCI shall not place any order to sell, or actually sell, more per day than the greater of: (a) 120,000 shares, or (b) 12% of the daily volume of Datameg stock on that day; but in no event more than 200,000 shares per day. The 200,000 per day maximum shall be increased to 300,000 on any day that the Datameg stock daily volume is 3,000,000 or more.

7.             In order to assure Datameg Corp. of LJCI’s compliance with the volume restrictions described in the preceding paragraph, LJCI will, beginning on the Effective Date and every business day thereafter (until LJCI no longer owns any Datameg common stock and so notifies Datameg Corp. of that fact in a writing signed by LJCI’s principal executive officer), fax to Datameg Corp. at 617-720-1031 (or such other fax number as Datameg Corp. may provide to LJCI from time to time) a true, complete and correct copy of each trading confirmation for purchases or sales of Datameg common stock made that trading day by LJCI and its affiliates, containing a cover sheet, signed by Travis W. Huff or his authorized designee, stating the total number of shares of Datameg common stock purchased that day, the total number of shares of Datameg common stock sold that day, a certifying that the attached trade confirmations reflect all purchases and sales of Datameg common stock made that trading day by LJCI and its affiliates.

8.             Within one business day after the Effective Date, LJCI shall dismiss, without prejudice, its Complaint in the matter of La Jolla Cove Investors, Inc. vs. Andrew Benson and Datameg Corp., San Diego Superior Court Case No. GIC829668 (the “Complaint”).  At the

earlier of (a) one business day after LJCI no longer owns any shares of Datameg common stock registered in the Registration Statement and (b) six months after the Effective Date, LJCI shall dismiss, with prejudice, the Complaint.

9.             LJCI shall loan Datameg a total of $250,000 in the form of a convertible debenture with an interest rate of 6.75%, with $83,300 funded on the Effective Date, $83,300 funded on the date Datameg files a Form SB-2 with the SEC to register all shares issuable upon conversion of the debenture (the “New SB-2”) and $93,400 funded on the date the SEC declares the New SB-2 effective.  The debenture will be convertible into shares of Datameg common stock.  Of the $93,400 funded by LJCI on the date the SEC declares the New SB-2 effective, $10,000 shall be wired to Duane Morris LLP and Duane Morris LLP shall apply such $10,000 as a credit for the benefit of Datameg Corp. to cover a portion of Datameg’s legal expenses associated with this transaction.

10.           The conversion price per share under the debenture (the “Conversion Price”) will be 75% of the volume weighted average prices of Datameg common stock in the prior 10 trading days prior to the conversion.  However, if for each trading day in any five trading day period, the Conversion Price exceeds the volume weighted average prices of Datameg common stock in the prior two trading days, then the Conversion Price for a conversion on the next trading day after that two trading day period will be 80% of the volume weighted average prices of Datameg common stock in the prior two trading days prior to the conversion.

11.           The debenture will contain a price floor, pursuant to which LJCI will not be able to convert the debenture if Datameg’s volume weighted average price in the prior 10 trading days is below $0.10 per share.  Similarly, in order to comply with federal securities laws, the convertible debenture will not be convertible until six months after the Effective Date.  Unless prohibited due to the price floor, LJCI will convert all of the convertible debenture within two years of the Effective Date.

12.           In addition, LJCI will purchase $2,500,000 of Datameg’s stock.  This will be accomplished by LJCI purchasing shares of Datameg’s common stock in a dollar amount equal to 10 times the dollar amount of each conversion of the debenture, pursuant to a warrant agreement. The purchase price for such shares under the warrant agreement shall be the same as the debenture conversion price. The warrant shall be mandatorily exercised as, if, when and to the extent (applying the ten times multiplier) of the conversion of the convertible debenture.

13.           This paragraph 13 sets out an example that assumes that the situation described in the second sentence of paragraph 10 above does not apply.  As an example, and for illustration purposes only, if the Effective Date is August 10, 2004, then the convertible debenture would be first convertible on February 10, 2005.  If on that date the volume weighted average prices of Datameg common stock in the prior 10 trading days is $0.20 per share, and LJCI opts to convert $30,000 of its convertible debenture into Datameg common stock, then (1) Datameg Corp. will issue to LJCI 200,000 shares of Datameg common stock due to the conversion of the debenture

(priced at $0.15 per share to reflect the 75% purchase price adjustment), (2) Datameg Corp. will issue to LJCI 2,000,000 shares of Datameg common stock due to the mandatory warrant exercise (also priced at $0.15 per share to reflect the 75% purchase price adjustment), and (3) LJCI will pay to Datameg Corp. $300,000 as the mandatory warrant exercise price.

14.           This proposal to provide a convertible debenture is subject to the following: (a) mutual agreement and execution of all definitive documentation and (b) no material adverse change in the circumstances of Datameg prior to closing.  The closing will occur on or before the Effective Date and will be effective at the same time as the Registration Statement is declared effective by the Securities and Exchange Commission.  In addition, the proposal to provide convertible debenture financing by LJCI to Datameg is an indication of interest only, not an offer to sell or buy securities, and is non-binding on either party pending execution of a definitive agreement.

15.           Except for the terms in paragraphs 9 through 14 inclusive, all other terms of this letter agreement are legally binding on LJCI and Datameg so long as LJCI and Datameg enter into definitive documentation relating to the convertible debenture and warrant before the Effective Date.

If the foregoing terms are acceptable to Datameg Corp., please sign and return one copy of this letter agreement to me.

Sincerely,

/s/ Travis W. Huff
Travis W. Huff
Portfolio Manager

Acknowledged and agreed to:

Datameg Corp.

By:	/s/ Andrew Benson
Andrew Benson
President